                                                                EXHIBIT 3(a)(i)

                   TERMINATION OF DESIGNATED SHARES OF STOCK
                        PURSUANT TO SECTION 351.180 (7)
                      2,500,000 SHARES OF SERIES A JUNIOR
                 PARTICIPATING PREFERRED STOCK, $2.50 PAR VALUE

          Pursuant to Section 351.180(7) of the General and Business Corporation Law of the State of Missouri, the undersigned hereby certifies as follows:

          1. The name of the corporation is: Emerson Electric Co., a Missouri corporation (the "Company").

          2. On November 3, 1988, a Certificate of Designation of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") was filed with the Missouri Secretary of State. A copy of the Certificate of Designation issued by the Secretary of State is attached.

          3. No shares of Series A Preferred Stock are outstanding and none have been or will be issued subject to the Certificate of Designations previously filed.

          4. On October 6, 1998, the Board of Directors of the Company adopted the following resolution, approving the termination of the Series A Preferred
Stock:

          RESOLVED FURTHER, that provided the 1988 Rights are not then exercisable, effective November 1, 1998, no shares of Series A Preferred Stock will be outstanding and none of such shares will be issued pursuant to the Certificate of Designation designating the number of shares Series A Preferred Stock, and fixing the powers, preferences and relative, participating, optional and other special rights of the shares of Series A Preferred Stock, so that such Certificate of Designation will be terminated, and the reservation of shares of the Company's capital stock for issuance upon exercise of the 1988 Rights, will be canceled, and such shares of the Company's capital stock be eligible to be issued or reserved for other proper purposes.

          IN WITNESS WHEREOF, this Termination of Designated Shares is executed on behalf of the Company by its Senior Vice President and attested by its Assistant Secretary on this 1st day of November, 1998.

                                   /s/ W. Wayne Withers
                                   -----------------------------
                                   W. Wayne Withers
                                   Senior Vice President,
                                   Secretary and General Counsel


/s/ Harley M. Smith
---------------------------
Harley M. Smith
Assistant Secretary